Exhibit 99.1

NGS Announces Retirement Plans of Chairman Emeritus and Director Stephen Taylor

Midland, TX, January 27, 2026 — Natural Gas Services Group, Inc. (“NGS” or the “Company”), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced that Stephen Taylor, Chairman Emeritus and member of the Board of Directors, has informed the Company that he will retire as a Director at the 2026 Annual Meeting of Shareholders and not stand for re-election to the Board. His retirement will conclude over two decades of extraordinary leadership and service to the Company.

Mr. Taylor served as Chief Executive Officer and Chairman of the Board for nearly 20 years, a period during which NGS experienced significant growth, developed new operational capabilities, and navigated multiple challenging business cycles. Under his leadership, the Company expanded its national footprint, broadened its equipment portfolio, and established a large horsepower fleet.

During his tenure, NGS transformed from a small compression fabricator into a large-scale rental compression platform serving major U.S. oil and gas basins. The Company’s growth in fleet size, service infrastructure, and customer reach under Mr. Taylor’s direction played a central role in positioning NGS as an industry leader.

In February 2024, Mr. Taylor completed a planned leadership transition by successfully passing the role of Chief Executive Officer to Justin Jacobs. Following that transition, he continued to serve as a director and acted as an important advisor to the new CEO during Mr. Jacobs’ early tenure. In June 2025, he transitioned from Chairman of the Board to Chairman Emeritus, continuing to provide institutional knowledge and guidance.

“On behalf of the Board and the entire organization, I want to express our deepest gratitude to Steve for his extraordinary leadership and long-standing commitment to NGS,” said Justin Jacobs, Chief Executive Officer. “Steve’s vision, discipline, and steady hand over two decades helped build a durable business with strong fundamentals. His guidance during my transition into the CEO role was invaluable, providing confidence and continuity for our employees, customers, and shareholders. His legacy is woven into the fabric of this Company.”

Don Tringali, Chairman of the Board, added: “Steve’s leadership shaped NGS into the strong, resilient company it is today. Even after stepping down as CEO and Chairman, Steve continued to serve with humility, insight, and unwavering dedication. The Board and our shareholders have benefited immensely from his wisdom and steady guidance. We are grateful for his decades of service and wish him the very best in his well-earned retirement.”

Mr. Taylor reflected on his decision to retire, saying, “It has been a tremendous privilege to serve NGS over these many years. I am deeply proud of what we have built together—from our early beginnings to our emergence as a trusted leader in natural gas compression. Our achievements are the result of the hard work, integrity, and dedication of the people of this Company. I want to thank our employees, customers, partners, and shareholders for their unwavering support. I retain a significant equity interest in the company and with a strong leadership team and Board, a clear strategy, and a culture grounded in operational excellence, I have full confidence in the Company’s continued success. I look forward to seeing NGS reach new heights in the years ahead.”

The Board of Directors is engaged in its regular governance and succession planning processes and will announce any changes to Board composition if and when they develop. NGS expresses its sincere appreciation to Steve Taylor for his decades of service, leadership, and dedication to the Company, its people, and its stakeholders.

For Additional Information:
Glenn Wiener, Investor Relations
(432) 262-2700
ir@ngsgi.com
www.ngsgi.com
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